Exhibit 99.1 - Explanation of Responses
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(1) On March 1, 2007, Mr. Eisen was granted options to purchase an aggregate of
2,500,000 shares of Common Stock under the Company's 2003 Stock Incentive Plan (the "Plan"), one-third of which vested on March 1, 2008, in connection with his services as a director and CEO of the Issuer. The remaining two-thirds of the options will vest pursuant to the following schedule: one-third of the options will vest on March 1, 2009 and the remaining one-third of the options will vest on March 1, 2010.